Exhibit 99

ICOS Corporation Reports Results for 2005 Second Quarter; Lilly ICOS Nears Profitability, Quarterly Loss Narrows to $1.7 Million

    BOTHELL, Wash.--(BUSINESS WIRE)--Aug. 4, 2005--ICOS Corporation (Nasdaq:ICOS) :

     Worldwide Sales of Cialis Since Launch Exceed $1 Billion, and
           Increase 39% Compared to the 2004 Second Quarter;
     Phase 3 Study Initiated with Tadalafil in Pulmonary Arterial
                             Hypertension

    ICOS Corporation (Nasdaq:ICOS) today released its financial results for the three and six months ended June 30, 2005 and summarized recent events.
    Lilly ICOS LLC (Lilly ICOS), a 50/50 joint venture between ICOS Corporation and Eli Lilly and Company, that is marketing Cialis(R) (tadalafil)(1), is approaching profitability as a result of both sales growth and reductions in marketing and selling expenses. Lilly ICOS' 2005 second quarter net loss narrowed to $1.7 million, compared to $41.7 million in the 2005 first quarter. Worldwide sales of Cialis in the second quarter of 2005, totaled $190.9 million, an increase of 39%, compared to $137.2 million in the second quarter of 2004. Notably, Lilly ICOS reached a significant milestone, in the 2005 second quarter, when cumulative worldwide sales of Cialis passed the $1 billion mark.
    Lilly ICOS continues to pursue new treatment opportunities with tadalafil, the active ingredient in Cialis, which has been used by more than five million patients with erectile dysfunction (ED). Lilly ICOS recently initiated a Phase 3 clinical study of tadalafil for the treatment of pulmonary arterial hypertension (PAH).
    "We are excited about the new opportunities for Cialis," stated Paul Clark, ICOS Chairman, President and CEO. "And, we are proud that cumulative worldwide sales of Cialis, since launch, have surpassed $1 billion. Market share continues to grow solidly, reaching 23.3% in the U.S. in June 2005, and 31.2% in the aggregate, across Europe, Canada and Mexico, in June 2005."(2)

    Financial Results

    For the three months ended June 30, 2005, ICOS reported a net loss of $22.6 million ($0.35 per share), compared to a net loss of $51.9 million ($0.82 per share) for the three months ended June 30, 2004.
    Equity in losses of Lilly ICOS was $0.7 million in the second quarter of 2005, compared to $35.1 million in the corresponding period of 2004. The decreased Lilly ICOS losses reflect increased worldwide Cialis revenues and an overall reduction in selling and marketing expenses compared to the 2004 second quarter.
    ICOS Corporation's total revenue was $18.1 million in the second quarter of 2005, compared to $17.9 million in the second quarter of 2004.
    Collaboration revenue from Lilly ICOS totaled $12.7 million in the 2005 second quarter, compared to $14.7 million in the second quarter of 2004. The decrease primarily reflects a reduction in Lilly ICOS' reimbursement of our U.S. sales force expenses, from 100% in 2004, to 60% beginning in January 2005, partially offset by higher revenue for research and development activities conducted on behalf of Lilly ICOS.
    Co-promotion services revenue was $1.9 million in the 2005 second quarter. We began promoting AndroGel(R) (testosterone gel) to physicians, on behalf of Solvay Pharmaceuticals, Inc., in February 2005.
    Total operating expenses were $40.0 million for the three months ended June 30, 2005, compared to $34.7 million for the three months ended June 30, 2004.
    Research and development expenses increased $3.8 million from the three months ended June 30, 2004, to $21.3 million for the three months ended June 30, 2005. The increase was primarily due to higher expenses associated with our discovery and preclinical research programs and incremental development activities being performed by ICOS personnel on behalf of Lilly ICOS, partially offset by the discontinuation of a clinical program in the 2005 first quarter.
    For the six months ended June 30, 2005, ICOS reported a net loss of $69.0 million ($1.08 per share), compared to a net loss of $138.2 million ($2.18 per share) for the six months ended June 30, 2004. The 2005 decrease is primarily due to lower Lilly ICOS losses.
    At June 30, 2005, we had cash, cash equivalents, investment securities and associated interest receivable of $192.6 million.

    Financial Guidance

    Lilly ICOS' net income for the year ending December 31, 2005, is expected to be around $30 million, plus or minus $10 million. The level of Cialis sales achieved is the primary variable that will affect Lilly ICOS' results for 2005. We presently expect 2005 worldwide Cialis net product sales around $775 million. We also expect Lilly ICOS' selling, general and administrative expenses to decline, in the second half of 2005, compared to both the second half of 2004 and the first half of 2005.
    We presently expect that ICOS Corporation's net loss for the year ending December 31, 2005, will be in the range of $77 million ($1.20 per share) to $82 million ($1.28 per share), assuming net income of $30 million for Lilly ICOS in 2005.
    The expected decrease in ICOS' net loss in 2005, compared to $198 million ($3.13 per share) in 2004, is primarily due to our expectation that Lilly ICOS will be profitable in 2005, compared to Lilly ICOS having reported a net loss of $262 million in 2004.
    ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. Through Lilly ICOS LLC, ICOS is marketing its first product, Cialis (tadalafil), for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical conditions such as benign prostatic hyperplasia, pulmonary arterial hypertension, cancer and inflammatory diseases.

    Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause our results and the timing and outcome of events to differ materially from those expressed in or implied by the forward-looking statements, including risks associated with product commercialization, research and clinical development, regulatory approvals, manufacturing, collaboration arrangements, liquidity, competition, intellectual property claims, litigation and other risks detailed in our latest Quarterly Report on Form 10-Q and our other public filings with the Securities and Exchange Commission.
    The forward-looking statements contained in this press release represent our judgment as of the date of this release. We undertake no obligation to publicly update any forward-looking statements. The biotechnology and pharmaceutical businesses are risky and there can be no assurance that any of our products or product candidates will achieve commercial success or that competing therapies will not pre-empt market opportunities that might exist for any of our products or product candidates.

    Conference Call

    As previously announced, today, beginning at 4:30 p.m. EDT, ICOS will host a conference call to review 2005 second quarter financial results and related matters, including financial guidance and plans for the remainder of 2005. The conference call can be accessed as a webcast at www.icos.com, in the Investor/Events section, or by telephone, using the Passcode 785648, live at (612) 332-0932, or as a replay at (320) 365-3844. The webcast will be available through August 11, 2005. The telephone replay will be available until August 5, 2005 at 8:30 p.m. EDT.

    (1) Cialis(R) is a registered trademark of Lilly ICOS LLC. All other trademarks are the property of their respective owners.

    (2) US: IMS Health, IMS National Prescription Audit Plus(TM),
(based on total prescriptions) June 2005; Europe, Canada and Mexico:
Based on calculations using IMS Health, IMS MIDAS (PDE5 inhibitor tablets from wholesalers to pharmacies) June 2005.





                   ICOS Corporation and Subsidiaries
                 SELECTED CONSOLIDATED FINANCIAL DATA
                 (in thousands, except per share data)
                              (unaudited)


                      Three Months Ended    Six Months Ended
                            June 30,            June 30,
                      ------------------   ------------------
                        2005      2004      2005       2004
                      -------    -------   ------     -------

Condensed Consolidated Statements of Operations:

Revenue:
 Lilly ICOS
  collaboration      $ 12,693  $ 14,697  $ 23,053   $ 28,764
 Contract
  manufacturing         3,502     3,229     5,976      5,685
 Co-promotion
  services              1,893         -     2,843          -
                      -------   -------   -------    -------
   Total revenue       18,088    17,926    31,872     34,449
                      -------   -------   -------    -------

Operating expenses:
 Research and
  development          21,295    17,536    43,508     34,790
 Marketing and
  selling              10,549    10,106    20,983     19,903
 Cost of contract
  manufacturing         3,231     2,991     5,082      5,504
 General and
  administrative        4,967     4,048     9,972      8,201
                      -------   -------   -------    -------
   Total operating
    expenses           40,042    34,681    79,545     68,398
                      -------   -------   -------    -------
            Operating
             loss     (21,954)  (16,755)  (47,673)   (33,949)
Other income
 (expense):
 Equity in losses of
  Lilly ICOS             (689)  (35,090)  (21,368)  (104,327)
 Interest expense      (1,705)   (1,705)   (3,409)    (3,416)
 Interest and other
  income                1,723     1,652     3,441      3,491
                      -------   -------   -------    -------
Net loss             $(22,625) $(51,898) $(69,009) $(138,201)
                      =======   =======   =======    =======

Net loss per common
 share - basic and
 diluted             $  (0.35) $  (0.82) $  (1.08) $   (2.18)
                      =======   =======   =======    =======

Weighted-average
 common shares
 outstanding - basic
 and diluted           63,941    63,429    63,870     63,333
                      =======   =======   =======    =======

Condensed Consolidated Balance Sheets:

                                            June 30,     Dec. 31,
                                             2005          2004
                                           --------      --------
Cash, cash equivalents, investment
 securities and interest receivable        $192,561      $275,769
Receivable from Lilly ICOS                   13,865        15,053
Investment in Lilly ICOS                      1,905             -
Property and equipment, net                  18,913        19,206
Deferred financing costs and other           15,545        14,953
                                          ---------     ---------
   Total assets                            $242,789      $324,981
                                          =========     =========

Due to Lilly ICOS                          $      -      $ 14,147
Other current liabilities                    21,482        25,656
Convertible subordinated debt               278,650       278,650
Stockholders' equity (deficit)              (57,343)        6,528
                                          ---------     ---------
   Total liabilities and stockholders'
    equity (deficit)                       $242,789      $324,981
                                          =========     =========

                   ICOS Corporation and Subsidiaries
            SUMMARIZED OPERATING RESULTS OF LILLY ICOS LLC
                            (in thousands)
                              (unaudited)


                                          2005
                              --------------------------
                                 Q1        Q2     TOTAL
                              -------  -------  --------
 Revenue:
    Product sales, net
    United States             $42,744  $71,118  $113,862
    Europe                     56,264   60,925   117,189
    Canada and Mexico          12,186   13,839    26,025
                            ----------------------------
                              111,194  145,882   257,076
    Royalties                   7,790    9,010    16,800
                            --------- -------- ---------
      Total revenue           118,984  154,892   273,876
                            --------- -------- ---------
 Expenses:
    Cost of sales (a)           9,752   11,934    21,686
    Selling, general and
     administrative           137,027  126,232   263,259
    Research and development   13,874   18,413    32,287
                            --------- -------- ---------
      Total expenses          160,653  156,579   317,232
                            --------- -------- ---------
 Net loss (a)                $(41,669) $(1,687) $(43,356)
                            ========= ======== =========

 ICOS Corporation's
  share of net loss          $(20,679) $  (689) $(21,368)
                            ========= ======== =========

                                           2004
                     ------------------------------------------------
                       Q1        Q2        Q3        Q4       TOTAL
                     -------   -------   -------   -------   --------

 Revenue:
    Product sales, net
    United States    $32,807   $50,768   $70,226   $52,783   $206,584
    Europe            36,356    45,301    43,414    52,859    177,930
    Canada and Mexico  5,854     8,931     9,380    13,063     37,228
                     ------------------------------------------------
                      75,017   105,000   123,020   118,705    421,742
    Royalties          6,652     6,449     6,210     6,809     26,120
                     -------   -------   -------   -------    -------
      Total revenue   81,669   111,449   129,230   125,514    447,862
                     -------   -------   -------   -------    -------

 Expenses:
    Cost of sales (a)  6,573     8,982    10,173    10,338     36,066
    Selling, general
     and
     administrative  195,053   157,838   123,222   130,398    606,511
    Research and
     development      18,827    15,119    17,203    16,169     67,318
                     -------   -------   -------   -------    -------

      Total expenses 220,453   181,939   150,598   156,905    709,895
                     -------   -------   -------   -------    -------

 Net loss (a)      $(138,784) $(70,490) $(21,368) $(31,391) $(262,033)
                     =======   =======   =======   =======    =======

 ICOS Corporation's
  share of net
   loss            $ (69,237) $(35,090) $(10,528) $(15,541) $(130,396)
                     =======   =======   =======   =======    =======

(a) Cost of sales includes $103 per month of license fee amortization applicable only to Eli Lilly and Company's interest in Lilly ICOS LLC.



    CONTACT: ICOS Corporation
             Lacy Fitzpatrick, 425-415-2207